Exhibit 18

October 24, 2001

Board of Directors
Wellman, Inc.
595 Shrewsbury Avenue
Shrewsbury, New Jersey 07702

Dear Sirs:

Note 2 of Notes to the Condensed Consolidated Financial Statements of Wellman, Inc. (the Company) included in its Form 10-Q for the quarter ended September 30, 2001 describes a change in the method of accounting for inventory from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method. There are no authoritative criteria for determining a 'preferable' inventory cost-flow method based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with generally accepted auditing standards of any financial statements of the Company as of any date or for any period subsequent to December 31, 2000, and therefore we do not express any opinion on any financial statements of Wellman, Inc. subsequent to that date.

Very truly yours,

/s/ Ernst & Young LLP